Exhibit 99.1

As used herein:

•	“Bols” refers to Bols Sp. z o.o.;

•	“Financial Year 2003” refers to the year ended December 31, 2003;

•	“Financial Year 2004” refers to the year ended December 31, 2004;

•	“Polmos Bialystok” refers to Polmos Bialystok S.A.; and

•	“we”, “us”, “our” and “CEDC” refer to Central European Distribution Corporation and, where appropriate, its subsidiaries.

Our Distribution Business

We are the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. We operate the largest nationwide next-day alcoholic beverage delivery service with distribution centers and satellite branches located throughout Poland. We distribute over 700 brands of alcoholic beverages consisting of a wide range of alcoholic products. In addition to importing and distributing alcoholic beverages, we are the exclusive importer and distributor for certain tobacco and water products in Poland. Approximately 1.5% of our net sales in Financial Year 2004 were derived from the distribution of these products. In Financial Year 2004, we generated net sales of $580.7 million.

We began our distribution business in 1991. In February 1991, we received our first import license. In 1993, we began to implement a direct next-day delivery system in Warsaw. We replicated this Warsaw model in the cities of Krakow (1993), Wroclaw (1994), Szczecin (1994), Gdynia (1994), Katowice (1995), Torun (1995) and Poznan (1996). We have increased our distribution capacity through organic growth and by acquiring successful leading distributors primarily involved in the vodka distribution business and expanding such distributors’ branch networks, particularly in regions where we neither distributed directly nor had a leading position. Over the past six years, we have acquired 16 distributors located throughout Poland, with our most recent acquisition being Imperial Sp. z o.o. in August 2005. We distribute imported and domestic spirits, wine, beer and other products. In addition to our distribution activities, we also import on an exclusive basis many leading international brands of alcoholic beverages.

Products and Brands

Domestic Vodkas and Other Spirits

The distribution of domestic vodkas accounts for the largest part of our net sales. Approximately 75.1% of our net sales in Financial Year 2004 were derived from the distribution of domestic vodkas. We distribute over 100 brands of domestic vodkas for most Polish producers. The table below lists the main brands of domestic vodka that we distribute, representing 41.0% of our net sales in Financial Year 2004.

Brand	Segment
Wyborowa Bols Sobieski Smirnoff Luksusowa Absolwent Zubrówka Soplica Zoladkowa	Premium Premium Premium Premium Mainstream Mainstream Mainstream Mainstream Mainstream

Our portfolio of locally purchased, imported spirits also includes whiskies, rums, gins, brandies, cognacs, vermouths and other specialty spirits, which represented approximately 5.0% of our net sales in Financial Year 2004. We distribute for other importers on a non-exclusive basis most of the other leading international brands of imported spirits such as Johnnie Walker, Ballantine’s Finest, Chivas, Jack Daniel’s and Finlandia.

Imported Spirits

The distribution of imported spirits accounted for approximately 1.4% of our net sales in Financial Year 2004. Our portfolio of imported spirits includes vodkas, scotch whiskies, single malt whiskies, rums, tequilas, gins, brandies, cognacs, vermouths and other specialty spirits. We import on an exclusive basis 22 brands for eight producers such as Sierra Tequilla, Gramts, Camus Cognac and Jim Beam.

Domestic Wine

The distribution of locally purchased, imported wine accounted for approximately 6.3% of our net sales in Financial Year 2004. We distribute for other importers on a non-exclusive basis for most producers of domestic wine and on a non-exclusive basis for most other leading international wine producers such as Moet & Chandon, Piper Heidsieck, Jacob’s Creek , and M. Chapoutier.

Imported Wine

The distribution of imported wine which we import on an exclusive basis, accounted for approximately 2.6% of our net sales in Financial Year 2004. We import wine from France, Italy, Spain, California, Chile, Australia and other regions including a variety of red, white and rose wines. We import on an exclusive basis for over 40 leading international producers such as B.Ph. de Rothschild, Concha y Toro, Veuve Clicquot, Ponsardin, Torres, Frescobaldi, Kressmann, J. Moreau & Fils, Trinchero Estate and Sutter Home. We import wine through a wholly-owned subsidiary, The Cellars of Fine Wines, which works directly with the suppliers of the wine brands.

Domestic Beer

The distribution of domestic beer accounted for approximately 6.9% of our net sales in Financial Year 2004. In the past few years, we increased the volume of domestic beer we distributed (although as a percentage of net sales, sales of domestic beer decreased in Financial Year 2004 compared to Financial Year 2003). This increase in the volume of domestic beer we distributed was primarily the result of our customers’ orders in certain regions. Consistent with our strategy to increase sales of high margin alcoholic products, we have no present plans to increase the distribution of beer nationally since beer has had traditionally lower margins than spirits and wine. We distribute most brands of domestic beer.

Imported Beer

The distribution of imported beer accounted for approximately 1.2% of our net sales in Financial Year 2004. We import on an exclusive basis approximately 15 brands of imported beer for 10 producers such as Amsterdam, Bitburger, Guinness, Grolsch and Budweiser.

Other Products

We are the exclusive importer and distributor of certain tobacco and water products in Poland. Our sales of these products accounted for approximately 1.5% of our net sales in Financial Year 2004.

Supply

Our distribution agreements for spirits are generally for terms of one to three years with termination provisions permitting either party to terminate the agreements upon 90 days’ prior written notice. Our distribution agreements for domestic vodkas are generally for one year terms with automatic one-year renewal provisions. These agreements may be terminated for convenience by either party upon one month’s prior written notice. Our suppliers generally extend us credit for a period of 50 to 60 days; however, we purchase a significant portion of our inventory on a COD basis because of the discount offered to us by them if we pay COD. In Financial Year 2004, we purchased spirits representing approximately 49% of our net sales from Bols, Polmos Bialystok, Sobieski and V&S Luksusowa. Bols supplied 10% of our net sales in Financial Year 2004, and Polmos Bialystok supplied 19% of our net sales in Financial Year 2004.

Our distribution agreements with domestic beer suppliers generally have a minimum purchase requirement and are for terms of one to three years with automatic renewal provisions. These agreements also provide that the agreement may be terminated at the end of the applicable term upon prior written notice. Our domestic beer suppliers extend us credit for a period of 14 to 28 days. In Financial Year 2004, we purchased beer representing approximately 6% of our net sales from Zywiec, Kompania Piwowarska, and Carlsberg.

Our distribution agreements with wine suppliers are generally for terms of one to three years with termination provisions permitting either party to terminate the agreements upon three to six months’ prior written notice. Our wine suppliers extend us credit for a period of 50 to 90 days.

Distribution System

Distribution Centers and Satellite Branches

We operate a decentralized distribution system. We have 14 distribution centers and 86 satellite branches located throughout Poland. The distribution centers and satellite branches receive orders from customers and provide delivery services to them. The satellite branches are assigned to a specific distribution center, to which it provides monthly reports on inventory, purchases and sales. The distribution centers, in turn, provide overall managerial and accounting services for their assigned satellite branches. Compared to the satellite branches, the distribution centers have offices and larger warehouses and administrative and accounting personnel. We are in the process of modernizing our distribution centers with more modern facilities. Of the 14 distribution centers, we have modernized six distribution centers and plan to modernize two more distribution centers in 2006. Our distribution centers average 2,713 square meters.

Delivery Process

Products imported from countries outside of the European Union enter our distribution network through our customs warehouse in Warsaw. We store these imported products at the customs warehouse without paying customs duties until such time as we distribute them. From the customs warehouse, the products are transferred to our consolidation warehouse, which is located at the same location, and shipped directly to the distribution centers located outside of Warsaw. Products imported from countries in the European Union enter our tax registered warehouse, if they are subject to excise tax, or our consolidation warehouse directly if they are not subject to excise tax. Products that enter our tax registered warehouse are transferred to our consolidation warehouse after the excise taxes are paid.

Once these products enter our consolidation warehouse, we transport these products to customers upon receipt of orders from them. Orders are taken primarily by our sales force as further described below. Customers generally place orders with the sales people or by fax directly to the applicable distribution center or satellite branch. The products are generally delivered within twenty-four hours of receipt of the order. The products are transported by our fleet of approximately 310 trucks, except during peak periods, such as summer holidays, Christmas and Easter when we use independent contractors to supplement our fleet. These contractors are usually small family-run businesses with which we have had relationships for several years. We assign our trucks to specific routes. When a customer orders products, the truck assigned to that customer will make the delivery. If the assigned truck is unavailable or the order is too large for the assigned truck, we will have another truck or trucks make the delivery.

We lease a majority of our truck fleet and own the remainder. The term for the leased trucks are generally for three to five years, and we treat these as capital leases. At the end of the term, we have the option to purchase the trucks, which we generally exercise. As a result, we replace our fleet every three to five years on an ongoing basis.

Products we purchase from local suppliers (approximately 88% of purchases) enter our distribution network upon delivery by the producers to our distribution centers or satellite branches. The producer transports the products directly to one of our distribution centers or satellite branches. We receive the products and enter them into our inventory system within 24 hours of our receipt. After they are entered into our inventory system, the products are ready for transport to customers.

Customers

Our customers consist of both on-trade and off-trade outlets. Off-trade outlets, where alcoholic beverages are purchased but not consumed at the premises, consist of locally-owned stores, other distributors, hypermarkets, supermarkets and gas stations. On-trade outlets, where alcoholic beverages are purchased and consumed at the premises consist of bars, night clubs, hotels and restaurants. Approximately 95% of our total net sales were through off-trade outlets and approximately 5% of our net sales were through on-trade outlets in Financial Year 2004. The table below lists these off-trade and on-trade outlets’ contributions by value to our net sales.

Off-trade Outlets
Locally-owned shops	71%
Hypermarkets	15%
Other distributors	6%
Gas Stations	3%
On-trade Outlets
Bars, nightclubs, hotels and restaurants	5%

Total	100%

Sales

We sell alcoholic products through our sales force and retail outlets that we lease. We employ approximately 350 sales people who are assigned to one of our 14 distribution centers and 86 satellite branches. Each distribution center and satellite branch has a sales manager, who meets with the sales people twice a week to review products and payments. Our sales people are assigned to specific areas. They meet with key account customers at least once per week. For other accounts they will either call or meet at least once every seven to ten days with those customers. Sales people work on a daily pre-order system and work primarily on commissions.

In addition to collecting orders from customers, sales people are expected to identify new customers and implement marketing promotions for our suppliers. To achieve these results, sales people will visit potential customers and make presentations on our company and portfolio of products. Sales people will also coordinate and implement marketing promotions of our suppliers by designing the promotion at the customers’ premises in accordance with our suppliers’ marketing programs, or alternatively, assisting with the designs or ensuring that the designs in place comply with these marketing programs. With respect to petrol stations owned by bp and Shell, we help to design their displays that relate to alcoholic beverages, including arrangements of alcoholic beverages on the stations’ shelves.

We also sell alcoholic products directly to the public through leased retail outlets. We currently lease seven retail outlets. These retail outlets are primarily located in Warsaw. Through these retail outlets, we sell both imported and domestic alcoholic beverages.

Marketing

We have a marketing department, consisting of approximately 10 people, which manages the marketing support of the brands we import exclusively into Poland. We managed a combined marketing budget of approximately $2.5 million in Financial Year 2004, of which we contributed approximately 50% and the brand owners contributed the remaining portion. Due to the legal restraints on advertising in Poland, our primary tool for marketing is to market customers visiting on-trade outlets and the retail outlets that we lease by providing marketing materials such as posters and other promotional materials.

Competition

The alcoholic beverage distribution industry in Poland is competitive and highly fragmented. We compete primarily with other distributors and indirectly with hypermarkets. We compete with various regional distributors in all regions where our distribution centers and satellite branches are located. Competition with these regional distributors is greatest with respect to domestic vodka brands. We address this regional competition, in part, through offering our customers a greater variety of alcoholic beverages than the regional competitors offer. In addition, as an early entrant in the post-Communist market in Poland, we have over 15 years experience in introducing, developing and refining sales, marketing, and customer service in the diverse and rapidly developing Polish economy. We believe this experience gives us a competitive advantage.

We also expect increasing competition from hypermarkets and supermarket chains. Growth of hypermarket and supermarket chains, which have been the primary threat to alcoholic beverage distributors in Western Europe because they purchase directly from suppliers, however, has been limited in Poland. We believe that the growth of hypermarkets and supermarkets will continue to be constrained by the poor transportation infrastructure in Poland as well as various socio-economic factors such as smaller average living spaces which limit consumers ability to buy in bulk. See “Risk Factors—Risks Relating to our Business—We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.”

Properties

Our existing properties

Headquarters; Sales Offices and Warehouses. We have entered into leases for our Warsaw headquarters and most of our other 14 distribution centers and 86 satellite branches. The amount of warehouse space leased for each distribution center averages 2,713 square meters. The amount of office and storage space leased for each satellite branch averages 368 square meters. The monthly lease payments average $9,384 for the distribution centers and $3,006 for the satellite branches. For our headquarters in Warsaw, we pay approximately $96,000 per month ($54,930 for the customs, tax and consolidation warehouse and $41,070 for the office space for our headquarters) (for which the payments are denominated in Polish zloty). The Warsaw lease expires on May 1, 2010, and neither party may terminate the lease except for material breaches. The Warsaw facility is approximately 9,765 square meters of warehouse and 2,230 square meters of office space which is currently used for our headquarters. We believe the warehouse facility has sufficient space to permit us to expand for the next two to three years without any further significant capital expenditure.

Retail Outlets. We have entered into a long term or indefinite term lease agreement with each of our seven retail outlets. Each of the lease agreements may be terminated upon three to six months’ prior written notice. We have obtained agreements from the landlords to waive their rights to terminate the leases for a period of three years, provided that we are performing our obligations under these leases. Lease payments, which are denominated in Polish zloty, average $2,421 per month.

Employees

We currently employ approximately 2,100 full-time employees. Substantially all employees are located in Poland. Polish labor law requires that certain benefits be provided to employees, such as the number of vacation days, terms of maternity leave and retirement bonuses. The law also restricts us from terminating employees without cause and requires in most instances a severance payment of one to three months’ salary. We are also required to contribute monthly payments up to 19.83% of an employee’s salary to the governmental health and pension system. Our employees are not unionized, and we have had no significant employee relations issues.

Intellectual Property

Since the completion of our acquisition of Bols, we own or have an exclusive license to various intellectual property rights, and in particular trademarks, which are considered to be of material importance to the success of our business in developing brand identification and maintaining consumer loyalty. We own the trademarks for Bols’ Soplica, Niagara, Czysta Slaska and Boss vodkas. We have an exclusive, perpetual, royalty-free license in Poland and Russia for the Bols trademark with respect to vodka. We also own the trademarks to Poland’s best-selling vodka Absolwent and the flavored vodka Zubrówka as well as other brands.

We intend to implement a policy to actively protect these intellectual property rights both in Poland and abroad through the use of external trademark counsels, the registration of trademarks and other intellectual property rights, and the use of anti-counterfeit packaging devices.

Regulation and Taxes

European Union

With the accession of Poland to the European Union on May 1, 2004, Poland adopted the customs rules and regulations of the European Union. As a result, the customs borders between Poland and other members of the European Union (the “Member States”) were removed, and Poland was granted inclusion in the European Union’s customs agreements with countries outside of the European Union. This has provided us with preferential tariff measures for imported products from non-Member States. In Financial Year 2004, we imported approximately 15% of our import portfolio from non-Member States.

Import/Export Licenses and Permits

Prior to May 1, 2004, the Minister of Economy and Labor required numerous permits and licenses with respect to, and imposed quotas on, imported alcoholic beverages and cigars. From May 1, 2004, the Minister of Economy and Labor has not required permits or licenses nor imposed quotas, except for import permits for wine and permits for other alcohol products imported from non-Member States which are issued by the Agricultural Market Agency and must be renewed every four months. The Agricultural Market Agency is a Polish agency that acts under European Union legislation and reports imported wine statistics to the central European Union register. The Agricultural Market Agency granted to us our import permit in May 2004, and thereafter, the Agricultural Market Agency has renewed our permit every four months and we expect that such periodic renewal will continue.

Generally, no export licenses are required for the exportation of alcoholic beverage other than wine. With respect to wine, export licenses are required only if a company desires to obtain an export refund, which are refunds for the difference between prices for wine outside of the European Union and prices for wine in the European Union. The Agricultural Market Agency issues these export licenses.

Polish Norms

We must comply with a set of rules, usually referred to generally as “Polish Norms,” which are regulations regarding standards for packaging, storing, labeling and transportation of alcoholic beverages and cigars. The Polish Normalization Committee establishes these norms and, as of May 1, 2004, these norms complied with European Union standards. As such, a certificate from European Union-based producers of products we import is acceptable to the local Polish Health Authorities without further requirements.

Wholesale Permits

Permits from the Minister of Economy and Labor or the Voivodship executive officer (for alcoholic products with alcohol content of 18% or less) and appropriate health authorities are required to operate our wholesale distribution business. We are required to have permits for the wholesale trade for three of our product lines: beer, wine and spirits. The permits are granted separately for the sale of each alcoholic beverage category, including: (1) alcoholic beverages with alcohol content of up to 4.5% and beer, (2) alcoholic beverages with alcohol content of over 4.5% and up to 18% excluding beer and (3) alcoholic beverages with alcohol content of above 18%. The permit for alcoholic beverages with alcohol content of up to 4.5% and beer is issued for two years. The permit for alcoholic beverages with alcohol content of above 18% is issued for one year. The permit for alcoholic beverages with alcohol content over 4.5% and up to 18% excluding beer is issued for two years. The permits require that we sell our products only to those who have appropriate permits to re-sell the products. A permit may be revoked or not renewed if we fail to observe applicable laws for alcohol wholesalers, fail to follow the requirements of the permit, or introduce into the Polish market alcohol products that have not been approved for trade. Furthermore, we must comply with rules of general applicability with regard to packaging, labeling and transportation of products. We have obtained separate permits for each of our subsidiaries. We expect that these permits will be renewed when they expire.

Customs Warehouse

All products imported by us from countries outside of the European Union must enter our customs warehouse, where they are stored until we transport the products to clients or to our other warehouses. At the time of transportation, the products are cleared by Polish Customs Agents. As of May 1, 2004, products sourced from European Union that are not subject to an excise tax enter our consolidation warehouse directly without any additional customs procedures. European Union sourced products that are subject to an excise tax enter our tax registered warehouse, which is described below, where the excise tax is accounted for. Once the excise tax is accounted for, the products enter the consolidation warehouse where they are prepared for distribution.

A permit from the Director of the Regional Customs Chamber and the approval of health authorities is required to operate the customs warehouse (see “Business—Regulation and Taxes—Health Requirements”). We received our current permit on December 28, 1998, for an unspecified period of time. The continued effectiveness of the permit is conditioned on our compliance with the requirements of the permit which are, in general, the proper payment of customs duties and maintenance of applicable insurance policies.

Tax Registered Warehouse

A permit from the Director of the Regional Customs Office is required to operate our tax registered warehouse. Our tax registered warehouse stores and registers European Union sourced products that are subject to excise tax such as beer, wine and spirits (under the supervision of the Council of the European Union Directives on the General Arrangements for Products Subject to Excise Duty). After registration of a product, we, along with the Regional Customs Office, prepare the documentation for the amount of excise tax to be paid by the date the taxes are due to the Polish Ministry of Finance. After documentation, the products enter the consolidation warehouse for distribution. We received our permit from the Regional Customs Office on April 29, 2004, and it is valid until April 30, 2007. We believe that if we continue to make accurate and timely payments of our required excise tax payments, the Regional Customs Office will reissue this permit to us as required.

Health Requirements

The approval of the local health authorities is required to produce alcohol and to operate our warehouses. We are required to maintain proper sanitation and proper storage of alcoholic beverages and cigars. Similar regulations apply to the transportation of alcoholic beverages and cigars, and our drivers must themselves submit health records to the appropriate authorities. For all products sourced outside of the European Union, we are required to receive proper health permits at the time the products are imported into Poland. We have been in compliance for all of our imported products with the applicable regulations of the European Union regarding standards and health requirements.

Advertising Ban

In 2001, the government introduced significant changes to the Alcohol Awareness Law by separating regulations with respect to beer from regulations with respect to other alcoholic beverages. Previously, the government had implemented a ban on advertising on all alcoholic beverages. According to the 2001 regulations, “above-the-line advertising and promotion” for alcoholic beverages with less than 18% alcohol content are permitted but are limited to the following: billboard advertising, provided that 20% of the surface of the billboard contains health warnings with respect to alcohol consumption; advertising in the press is limited to the inside of a publication (no front or back cover advertising is permitted); television advertising is only permitted between the hours of 8:00 p.m. and 6:00 a.m.; and no advertising may be associated with sexual attractiveness, relaxation, health, or sport, nor may it incorporate children in any way. No above-the-line activities, even limited activities, are permitted for other alcoholic beverages.

For “below-the-line advertising and promotion” for all alcoholic beverages, the government permits direct mail campaigns, promotions such as game contests, the packaging of gifts with an alcoholic beverage (i.e., a free glass is attached to a bottle of spirits) and other similar promotions. However, incentive promotions must be conducted within the alcohol section of each store. In the on-premise outlets, below-the-line activities are permitted.

We strictly comply with the government regulations regarding above-the-line and below-the-line advertising and promotion. To date, we have not been notified of any violation of these regulations.

Regulation of Retail Sales

We operate seven retail outlets for alcoholic beverages under the name “Fine Wine and Spirits”. Under Polish law, each of these outlets must have a retail permit to sell alcoholic beverages. These permits are valid from one to three years and are renewable. Also, each outlet must obtain a certificate from the local health authorities permitting it to sell alcoholic beverages. We have the required retail permits for our outlets and required certificates from the local health authorities for each of our retail outlets.

Production

Companies conducting business activities related to the manufacture or bottling of spirits requires entry in the register maintained by the Minister of Agriculture and Rural Development. Entry in the register is the basis for performing such business activities for an unspecified term. To be granted entry in the register, a company must implement a quality control system for the product or bottling of spirits; possess a facility that includes production, storage, social and sanitary spaces, and marks technology lines, routes of raw and ready material, and workstations; and appoint a person responsible for quality control of spirits. Bols and Polmos Bialystok have already obtained entry in the register. The Minister of Agriculture is responsible for compliance with the conditions of a regulated business activity.

In addition to entry in the register, permits are required to sell alcoholic products to distributors and wholesalers. There are three types of permits: permit relating to alcoholic beverages of less than 4.5% and beer, permit relating to alcoholic beverages of more than 4.5% but less than 18% except for beer, and permit relating to alcohol with greater than 18% alcoholic content. These permits are granted with a specified term and are renewable. Bols has all three types of permits. Its permit relating to alcoholic beverages of less than 4.5% and beer expires July 15, 2005. Its permit relating to alcoholic beverages of more than 4.5% but less than 18% except for beer expires January 17, 2007. Its permit relating to alcohol with greater than 18% alcoholic content expires January 15, 2006.

Anti-monopoly regulations

Under the Polish Anti-Monopoly Act, acquisitions may be blocked or have conditions imposed upon them by the Anti-Monopoly Office, if the Anti-Monopoly Office determines that the acquisition has a negative impact on the competitiveness of the Polish market. The current body of Polish anti-monopoly law is not well established and, therefore, it is difficult to predict how the Anti-Monopoly Office will act on an application. Generally, companies that obtain control of 40% or more of their market may face restrictions for further acquisitions; however organic growth beyond this level is permitted. Additionally, several types of reorganizations, mergers and acquisitions and undertakings between business entities, including acquisitions of stock, under circumstances specified in the Anti-Monopoly Act, require prior notification to the Anti-Monopoly Office. Sanctions for failure to notify include fines imposed on parties to the transaction and members of their governing bodies. See “Risk Factors—Risks Relating to Acquisitions—Anti-monopoly regulations could threaten our basic strategy of growing through acquisitions once we reach approximately a 35% to 40% market share.”

Polish competition regulations

Under Polish competition law, the Anti-Monopoly Office has determined that a dominant supplier of goods is obliged to treat its customers equally unless there are exceptional circumstances justifying special treatment (e.g., if the purchaser of the goods is itself engaged in unfair competitive practices). Additionally, as long as a supplier in Poland publicly publishes a price list (which is common practice among vodka suppliers in Poland), the supplier may have made a legal offer in the market. A supplier cannot treat distributors unequally or discriminate among distributors wanting to buy product once an offer has been made.

Environmental Matters

We are subject to a variety of laws and regulations relating to land use and environmental protection. While we are subject to possible costs, such as clean-up costs, fines and third-party claims for property damage or personal injury due to violations of or liabilities under environmental laws and regulations, we believe that we are in substantial compliance with applicable requirements.

Seasonality

Our distribution business is subject to seasonality, with a significant portion of our net sales occurring in the last three months of the year. We believe that Bols’ and Polmos Bialystok’s productions businesses are also subject to similar seasonality.

Legal Proceedings

From time to time we are involved in legal proceedings arising in the normal course of our business. We are not currently involved in or aware of any pending or threatened proceedings that we reasonably expect, either individually or in the aggregate, will result in a material adverse effect on our consolidated financial condition or results of operations.

The taxing authorities of Poland claimed that Bols underpaid its excise tax for part of 2002 by PLN 8.3 million for failure to reduce its vodka price by a sufficient amount in consideration of the excise tax reduction applied to Bols. Bols paid the PLN 8.3 million plus interest and penalty, but is currently disputing the validity of the charge. On July 12, 2005, the taxing authorities claimed that Bols also underpaid excise taxes by PLN 21.0 million for part of 2003 for the same reasons it sought payment for part of 2002. We and Rémy Cointreau S.A. (“Rémy”) have entered into a Tax Deed dated June 27, 2005, providing for Rémy to indemnify us in the event the taxing authorities seek such payment of this excise tax (or portion thereof) from us.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition or results of operations, some of which materially. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also adversely affect our business, financial condition or results of operations.

Risks Relating To Our Business

We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.

The alcoholic beverage distribution industry in Poland is intensely competitive and highly fragmented. The principal competitive factors with respect to the products we distribute include product range, pricing, distribution capabilities and responsiveness to consumer preferences, with varying emphasis on these factors depending on the market and the product. To remain competitive, we seek to offer to customers in a region a single source supply of more products than our regional competitors typically offer and to improve the efficiency and management of our operations in order to maintain or increase profit margins.

With respect to individual customers, we face significant competition from various regional distributors, who compete principally on price, in regions where our distribution centers and satellite branches are located. The effect of this competition could adversely affect our results of operations. The majority of alcohol sales in Poland are still made through traditional trade outlets since the expansion of hypermarket and supermarket chains has occurred at a much slower rate in Poland than in other Western European countries. Traditional trade outlets typically derive higher margins from sales as compared to hypermarkets and supermarket chains. There is a risk that the expansion of hypermarkets and supermarket chains will occur at a higher rate in the future, thus reducing the margin that we may derive from sales to the traditional trade, where we currently distribute the majority of our products.

We will face competition from various producers in the vodka production industry. We will compete with other alcoholic and nonalcoholic beverages for consumer purchases, as well as shelf space in retail stores, restaurant presence and distributor attention. In Poland, the vodka production industry is dominated by five local companies that control approximately 77% of the market. Of the Polish domestic vodka market, according to industry sources, we have approximately 32% market share, Sobieski has approximately 30% market share, V&S Luksusowa has approximately 8.5% market share, and Wyborowa S.A. has approximately 4.0% market share, each as measured by value. We will also compete with numerous multinational producers of alcoholic beverages, some of which may have better access to financing and broader brand development experience in Poland. We face the risk that these competitors may utilize these strengths effectively against our business, which may materially adversely affect our results of operation.

Our results are linked to economic conditions and shifts in consumer preferences, including a reduction in the consumption of alcoholic beverages.

Our results of operations are affected by the overall economic trends in Poland, the level of consumer spending, the rate of taxes levied on alcoholic beverages and consumer confidence in future economic conditions. In periods of economic slowdown, consumer purchase decisions may be increasingly affected by price considerations, thus creating negative pressure on the sales volume and margins of many of our products. Reduced consumer confidence and spending may result in reduced demand for our products and limitations on our ability to increase prices and finance marketing and promotional activities. A shift in consumer preferences or a reduction in sales of alcoholic beverages generally could have a material adverse effect on us.

Loss of key management would threaten our ability to implement all of our business strategies.

The management of future growth will require our ability to retain William Carey, our chairman, chief executive officer and president. Mr. Carey, who founded CEDC, has been a key person in our ability to implement our business plan and grow our business. If Mr. Carey were to leave CEDC, our business could be materially adversely affected.

We plan to retain the current management team of each of Bols and Polmos Bialystok. Because we lack experience managing a vodka production facility, if key personnel of the Bols or Polmos Bialystok management teams were to leave, our production business could be materially adversely harmed.

We are subject to extensive government regulation which could materially adversely affect our business.

Our business of importing and distributing alcoholic beverages is subject to extensive regulation by national and local Polish governmental agencies and European Union authorities. These regulations and laws regulate such matters as licensing and permit requirements, competition and anti-trust matters, trade and pricing practices, taxes, distribution methods and relationships, permitted and required labeling and packaging, advertising, sales promotion and relations with wholesalers and retailers. Also, new regulations or requirements or increases in excise taxes (such as the recent increase in January 2005), customs duties, income taxes, and sales taxes, could materially adversely affect our business, financial condition and results of operations. In addition, we are subject to numerous environmental and occupational, health and safety laws and regulations in Poland. We may incur significant costs to maintain compliance with evolving environmental and occupational, health and safety requirements, to comply with more stringent enforcement of existing applicable requirements or to defend against challenges or investigations, even those without merit. We can provide no assurance that there will not be future legal or regulatory challenges to the industry, which could have a material adverse effect on us.

Governmental regulation and supervision as well as future changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) that affect us, our competitors or our industry generally strongly influence our viability and how we operate our business. Complying with existing regulations is burdensome, and future changes may increase our operational and administrative expenses and limit our revenues. For example, we are currently required to have permits to import products, maintain and operate our warehouses, and distribute our products to wholesalers. Many of these permits, such as our general permit for wholesale trade, must be renewed when they expire. Although we believe that the applicable Polish governmental agency will renew our permits upon their expiration, our permits may not be renewed. Revocation or non-renewal of permits that are material to our business could have a material adverse affect on our business. Additionally, our permits may be revoked prior to their expiration date. Therefore, our business would be materially and adversely affected if there were any adverse changes in relevant laws or regulations or in their interpretation or enforcement. Our ability to introduce new products and services may also be affected if we cannot predict how existing or future laws, regulations or policies would apply to such product or service.

Changes in the prices of products and raw materials could have a materially adverse effect on our business.

There have been changes of the cost of products, raw materials and fuel costs in recent years. In the future there may be increases in price and our inability to pass on increases to our customers could reduce our profits and margins and have a material adverse effect on our business. We cannot assure you that shortages or increases in the prices of our products or raw materials will not have a material adverse effect on our financial condition and results of operations.

We are exposed to exchange-rate risk that could affect our financial results and comparability of our results between financial periods.

Since our functional currency is the Polish zloty while our reporting currency is the U.S. dollar, the translation effects of fluctuations in the exchange rate may materially impact our financial condition and results of operations and may affect the comparability of our results between financial periods.

Because substantially all of our revenues are denominated in zloty, we will be exposed to foreign exchange risk with respect to our 325 million EUR, 8% Senior Secured Notes due July 25, 2012 (the “Notes”), which are denominated in Euros. If the zloty devalues against the euro, we will have increased cash requirements for annual interest payments of 26 million Euros, translation exposure on the principal balance on our balance sheet in euros and greater levels of risk in relation to repaying or refinancing such debt when due.

The impact of translation exposure could have a materially adverse effect on our reported earnings. For example, a 1% change in the euro/zloty exchange rate would result in a unrealized after-tax exchange gain or loss of approximately $3 million based upon the exchange rate at which the notes were originally recorded on July 25, 2005. Although we have entered into certain hedging arrangements using derivative contracts to offset the potential impact of translation and foreign exchange exposure, we are not perfectly hedged and are still subject to some risk. The use of derivatives by nature contain inherent risks and costs that could effect our results of operations and cash flows.

You may have difficulty enforcing your rights against us and our directors and officers.

We are organized under the laws of the State of Delaware of the United States. Therefore, you are able to effect service of process in the United States upon us and may be able to effect service of process upon our directors and executive officers. We are a holding company, however, and all of our operating assets are located in Poland. Further, most of our directors and executive officers, and those of most of our subsidiaries, are non-residents of the United States and our assets and the assets of our directors and executive officers are located outside the United States. As a result, you may not be able to enforce against our assets (or those of certain of our directors or executive officers) judgments of United States courts predicated upon the civil liability provisions of United States laws, including federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Poland.

Risks Related to Acquisitions

We will be required to execute new areas of management expertise.

We recently became a producer of vodka, which will require different management expertise as compared to our current distribution business. New business areas for CEDC include managing trademark and marketing issues surrounding brand ownership, managing brand ownership, managing technical aspects of producing own-branded products, managing synergies to complement production and distribution business, including aspects of human resource integration. There is a risk that management may not be able to successfully execute these new areas of expertise.

We may experience difficulties and higher costs or unanticipated financial liabilities or losses as we integrate into our operations Bols, Polmos Bialystok and any other future strategic acquisitions that we may pursue as part of our acquisition strategy.

The integration of the businesses of Bols and Polmos Bialystok and other future strategic acquisitions into our operations pose significant management, administrative and financial challenges. These include:

•	diversion of our management’s attention away from other business concerns;

•	integration of the acquired businesses in a cost-effective manner, including the integration of management information and financial control systems, marketing, customer service and product offerings;

•	outstanding or unforeseen legal, regulatory, contractual, labor or other issues arising from the acquisitions;

•	additional capital expenditure requirements;

•	retention of customers;

•	heightened media coverage of any cost reduction measures resulting in head count reductions that may harm our reputation and thus our sales and business relationships;

•	integration of different company and management cultures; and

•	retention, hiring and training of key personnel.

If we cannot successfully integrate Bols and Polmos Bialystok in a timely and efficient basis, we may incur higher than expected costs and not realize all the anticipated benefits of these acquisitions.

We may be required to make a cash payment on the first anniversary of the closing of our acquisition of Bols, which could materially adversely affect our results of operations.

If the weighted average of the closing price of our common stock over the four weeks immediately preceding the first anniversary of the closing of our acquisition of Bols is below $32.59 per share, then by the terms of our agreement to acquire Bols we will be required to pay to the sellers an amount in cash equal to the applicable price difference multiplied by 3,382,838, (the total number of shares of our common stock issued to the sellers as part of the purchase price). The amount of any such payment could be material. As a result, the requirement to make such a payment could have a materially adverse impact on our results of operations and there is a risk that we may not be able to finance any such payment.

The Share Purchase Agreement, dated July 11, 2005, regarding our purchase of 61% of the outstanding capital stock of Polmos Bialystok (the “Polmos Bialystok Purchase Agreement”) contains limited representations and warranties from the Polish government which could affect our ability to seek claims against the Polish government for undisclosed liabilities.

In the Polmos Bialystok Purchase Agreement, the Ministry of the State Treasury makes representations to Carey Agri as to the legal status of Polmos Bialystok, the scope of its authority to conclude the agreement, its right to sell the Polmos Bialystok shares and Polmos Bialystok’s capitalization. No other representations and warranties are made by the Ministry of the State Treasury. In particular, no indemnity is provided by the Ministry for incorrect disclosure or the omission of material provisions in connection with the acquisition process. Accordingly, we have significantly limited recourse to the Ministry of the State Treasury if we discover any material liabilities or other problems at Polmos Bialystok.

The Polmos Bialystok Purchase Agreement contains restrictions that could affect our ability to use Polmos Bialystok’s financial resources in the future to repay indebtedness relating to our acquisition of Polmos Bialystok.

In the Polmos Bialystok Purchase Agreement, we made certain representations relating to our financing of the acquisition of Polmos Bialystok. In particular, we represented that our financial plan prepared for purposes of obtaining a loan for the purchase of 61% of the outstanding shares of Polmos Bialystok assumes that the debt will be repaid with our own funds, excluding the funds of Polmos Bialystok after the completion of the acquisition of Polmos Bialystok. We also represented in the agreement that we will not incur a loan from Polmos Bialystok and/or issue financial instruments to Polmos Bialystok. Furthermore, we represented that we will not secure any financing relating to the Polmos Bialystok Acquisition with the shares of Polmos Bialystok. Consequently, our primary means of obtaining cash from the Polmos Bialystok business will be from dividends paid to us by Polmos Bialystok, subject to the requirement under the Polmos Bialystok Purchase Agreement that we vote at the general meeting of stockholders in a manner taking account of the minority shareholders’ expectations, Polmos Bialystok’s investment needs and the need for Polmos Bialystok to maintain positive cash flow. The foregoing provisions may adversely effect our ability to repay the principal on any indebtedness used to finance the Polmos Bialystok Acquisition.

Anti-monopoly regulations could threaten our basic business strategy of growing through acquisitions once we reach approximately a 35% to 40% market share.

Under the Polish Anti-Monopoly Act, acquisitions may be blocked or have conditions imposed upon them by the Anti-Monopoly Office, if the Anti-Monopoly Office determines that the acquisition has a negative impact on the competitiveness of the Polish market. It is difficult to predict how the anti-monopoly office will act on an application. Generally, companies that obtain control of 40% or more of their market may face greater scrutiny from the Anti-Monopoly Office than those that control a lesser share. Additionally, several types of reorganizations, mergers and acquisitions and undertakings between business entities, including acquisitions of stock, under circumstances specified in the Anti-Monopoly Act, require prior notification to the Anti-Monopoly Office. Sanctions for failure to notify include fines imposed on parties to the transaction and members of their governing bodies. Although we are allowed to grow market share above 40% organically, the Anti-Monopoly Office may not approve any or all of our future acquisitions, which action could have a material adverse effect on our ability to grow the business through acquisitions.

Risk Relating to Our Indebtedness

Our substantial debt could adversely affect our financial condition or results of operations and prevent us from fulfilling our obligations under our Notes.

As a result of the offering of our Notes, we are highly leveraged and have significant debt service obligations. As of June 30, 2005, on a pro forma basis after giving effect to our acquisitions of Bols and Polmos Bialystok, our total consolidated debt would have been $420.0 million. Our substantial debt could have important consequences, including that it could:

•	make it difficult for us to satisfy our obligations with respect to the Notes and our guaranteeing subsidiaries to satisfy their obligations with respect to their respective guarantees;

•	require us to dedicate a substantial portion of our cash flows from operations to payments on our debt, which will reduce our cashflow available to fund capital expenditures, working capital and other general corporate purposes;

•	place us at a competitive disadvantage compared to some of our competitors that have less debt than we do;

•	limit our flexibility in planning for, or reacting to, changes to our industry; and

•	limit our ability to borrow additional funds, increase the cost of any such borrowing and/or limit our ability to raise equity funding.

We require a significant amount of cash to make payments on the Notes and to service our debt.

Our ability to make payments on and to refinance our debt will depend on our future operating performance and ability to generate sufficient cash. This depends, to some extent, on general economic, financial, competitive, market, legislative, regulatory and other factors, some of which are beyond our control, as well as the other factors discussed in these “Risk Factors.”

Historically, we met our debt service and other cash requirements with cash flows from operations and our existing revolving credit facilities. As a result of the acquisition and related financing transactions, however, our debt service requirements will increase significantly. Although we believe that our expected cash flows from operating activities, together with cash on hand and available borrowings, will be adequate to meet our anticipated liquidity and debt service needs, we cannot assure you that our business will generate sufficient cash flows from operating activities, or that future debt and equity financing will be available to us in an amount sufficient to enable us to pay our debts when due, including the Notes, or to fund our other liquidity needs.

If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to:

•	reduce or delay our business activities and capital expenditures;

•	sell assets;

•	obtain additional debt or equity capital; or

•	restructure or refinance all or a portion of our debt, including the Notes, on or before maturity.

The above factors all contain an inherent risk regarding our ability to execute them.

We are subject to restrictive debt covenants.

The Indenture governing our Notes contains certain provisions which may restrict our ability and the ability of our subsidiaries to enter into certain transactions, including the ability to make certain payments, including dividends or other distributions, with respect to the share capital of the parent or its subsidiaries; incur or guarantee additional indebtedness and issue preferred stock; make certain investments; prepay or redeem subordinated debt or equity; create certain liens or enter into sale and leaseback transactions; engage in certain transactions with affiliates; sell assets or consolidate or merge with or into other companies; issue or sell share capital of certain subsidiaries; and enter into other lines of business.

All of these limitations will be subject to exceptions and qualifications which may be important, as more fully set out in the Indenture.

Risks Relating to the Ownership of Our Common Stock

Future sales of common stock, or the perception of such future sales, by some of our existing stockholders could cause our stock price to decline.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As a result of our acquisition of Bols on August 17, 2005, Botapol Management B.V. (“Botapol Management”), an indirect subsidiary of Rémy, and Takirra Investment Corporation N.V. (“Takirra”) each own 1,691,419 shares of our common stock. Such shares are subject to a one-year lock-up period. Botapol Management and Takirra each have the right to cause us to register the re-sale of the shares of our common stock that they own or to include their shares in future registration statements relating to our securities. If either Botapol Management or Takirra were to sell a large number of their shares, the market price of our common stock could decline significantly. In addition, the perception in the public markets that sales by either Botapol Management or Takirra might occur could also adversely affect the market price of our common stock.